Exhibit B

NATIONAL FUEL RESOURCES, INC.
BALANCE SHEET

                                               AT SEPTEMBER 30,
                                    ----------------------------------------
                                          2002                  2001
                                    ------------------    ------------------
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                        $ 689,281          $ 22,640,186
  Accounts Receivable - Net                 5,815,276             9,677,968
  Accounts Receivable - Interco             1,191,379             4,230,698
  Notes Receivable - Intercompany          37,000,000                     -
  Reserve for Bad Debts
  Gas Stored Underground                    4,056,533             9,288,227
  Other Current Assets                         95,699               126,755
                                    ------------------    ------------------
                                           48,848,168            45,963,834
                                    ------------------    ------------------

Property, Plant, and Equipment
  Furniture and Fixtures                      995,624               971,791
Less - Accumulated DD&A                      (870,878)             (709,478)
                                    ------------------    ------------------
                                              124,746               262,313
                                    ------------------    ------------------

Other Assets                                3,876,658            21,951,676
                                    ------------------    ------------------

                                         $ 52,849,572          $ 68,177,823
                                    ==================    ==================

LIABILITIES
Current Liabilities:
  Accounts Payable                        $ 1,870,830           $ 2,574,904
  Accrued Liabilities                       6,011,866                  (441)
  Current Income Taxes - Federal
  Accounts Payable - Intercompany             179,829               214,344
  Notes Payable - Intercompany                      -            19,000,000
  Dividend Payable                            100,000               100,000
                                    ------------------    ------------------
                                            8,162,525            21,888,807
                                    ------------------    ------------------
Long Term Liabilities:
Deferred Income Taxes                      (2,236,974)           (2,370,275)
Liability for Derivative Financial
   Instruments                                      -            16,499,910
Miscellaneous Deferred Credits              8,287,037             1,872,870
                                    ------------------    ------------------
                                            6,050,063            16,002,505
                                    ------------------    ------------------

Stockholder's Equity:
  Common Stock                                 10,000                10,000
  Capital Paid in Excess of Par            33,490,000            33,490,000
  Retained Earnings                         5,943,128            (2,298,919)
  Unrealized Gain/Loss                       (806,144)             (914,570)
                                    ------------------    ------------------
Total Equity                               38,636,984            30,286,511
                                    ------------------    ------------------

                                         $ 52,849,572          $ 68,177,823
                                    ==================    ==================